                                                                    EXHIBIT 11.0

                        OCTEL COMMUNICATIONS CORPORATION

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS - UNAUDITED)

                                                    Three Months Ended                   Nine Months Ended
                                                 --------------------------          --------------------------
                                                 March 31,         March 31,         March 31,         March 31,
                                                   1996             1995(1)            1996             1995(1)
                                                 --------          --------          --------          --------
PRIMARY NET INCOME PER SHARE
    Net income ................................  $ 12,246          $  6,091          $ 30,577          $ 18,664
                                                 ========          ========          ========          ========

    Weighted average shares
      outstanding .............................    49,565            47,550            48,994            47,699

    Dilutive effect of outstanding stock
      options (as determined by the
      application of the treasury stock
      method) .................................     3,963             2,020             4,036             2,005

    Other .....................................       (14)             (112)              (18)              (56)
                                                 --------          --------          --------          --------

                                                   53,514            49,458            53,012            49,648
                                                 ========          ========          ========          ========

    Primary net income per share ..............  $   0.23          $   0.12          $   0.58          $   0.38
                                                 ========          ========          ========          ========

FULLY DILUTED NET INCOME PER SHARE*
    Net income ................................  $ 12,246          $  6,091          $ 30,577          $ 18,664
                                                 ========          ========          ========          ========

    Weighted average shares
      outstanding .............................    49,565            47,550            48,994            47,699

    Dilutive effect of outstanding stock
      options (as determined by the
      application of the treasury stock
      method) .................................     5,199             2,020             5,519             2,005

    Other .....................................        75              (112)               66               (56)
                                                 --------          --------          --------          --------

                                                   54,839            49,458            54,579            49,648
                                                 ========          ========          ========          ========

    Fully diluted net income per
      share ...................................  $   0.22          $   0.12          $   0.56          $   0.38
                                                 ========          ========          ========          ========

* This computation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required for all periods under APB Opinion No. 15 because it results in dilution of less than three percent.

(1) The computation has been restated to reflect a two-for-one stock split effected in the form of a 100% stock dividend distributed on May 10, 1996 to stockholders of record on April 5, 1996.

                                       5